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                                                                  EXHIBIT 5.1

                         [LATHAM & WATKINS LETTERHEAD]


                               November 16, 2000


Capstone Turbine Corporation
6430 Independence Avenue
Woodland Hills, California  91367

        Re: Registration Statement No. 333-48524; 8,050,000 Shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

                In connection with the registration by Capstone Turbine Corporation, a Delaware corporation (the "Company"), of 8,050,000 shares (the "Shares") of common stock of the Company, par value $.001 per share (the "Common Stock"), 1,150,000 of which are being offered by the Company (the "Company Shares") and 6,900,000 of which are being offered by certain stockholders of the Company (the "Selling Stockholder Shares," and together with the Company Shares, the "Shares"), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on October 24, 2000 (File No. 333-48524), as amended by Amendment No. 1 filed with the Commission on November 6, 2000, and Amendment No. 2 filed with the Commission on November 16, 2000, (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. Certain of the Selling Stockholder Shares will be newly issued shares of common stock of the Company issued upon exercise of stock options held by certain stockholders of the Company. These shares, together with the Company shares are referred to herein as the "New Shares." The remaining Selling Stockholder Shares are referred to herein as the "Outstanding Shares."

                In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have



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Capstone Turbine Corporation
November 16, 2000
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assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. We have not investigated the status of any of the shares of Capstone Turbine Corporation, a California corporation ("Capstone California"), that were converted into shares of the Company pursuant to the merger of Capstone California with and into the Company on June 22, 2000, and have assumed that nothing regarding such status would affect the accuracy of our opinions.

                We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

                Subject to the foregoing and the other qualifications set forth herein, it is our opinion that, as of the date hereof:

                1. The New Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable; and

                2. The Outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

                We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                       Very truly yours,

                                       /s/ LATHAM & WATKINS